Contact:
For United Surgical Partners International, Inc.
Mark A. Kopser
Senior Vice President and Chief Financial Officer
   or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL ANNOUNCES
THREE-FOR-TWO STOCK SPLIT

Dallas, Texas (June 16, 2005) — United Surgical Partners International, Inc. (Nasdaq: USPI) today announced that its Board of Directors has authorized a three-for-two stock split payable in the form of a fifty percent stock dividend to be distributed on July 15, 2005, to stockholders of record at the close of business on June 30, 2005.

      The company currently has approximately 29 million shares of common stock outstanding. Subsequent to the payment date of the stock dividend, the company will have approximately 43.5 million shares of common stock outstanding.

      United Surgical Partners International, headquartered in Dallas, Texas, currently has ownership interests in or operates 92 surgical facilities. Of the Company’s 89 domestic facilities, 58 are jointly owned with not-for-profit healthcare systems. The Company also operates three facilities in London, England.

      The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement from payors to healthcare providers that may reduce payments; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) geographic concentrations of certain of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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